Exhibit 99.2

  news release

Media Contact

Jim Trainor

Vice President

Corporate Communications

630.468.4828 (work)

630.334.7865 (cell)

Investor Contact

John Springer

Vice President

Investor Relations

6.30.468.4797

FOR IMMEDIATE RELEASE

SIRVA Seeks Amendment to Credit Agreement

CHICAGO, November 7, 2005 — SIRVA, Inc. (NYSE: SIR), a global relocation services provider, announced today that it plans to hold discussions with its lenders to negotiate an amendment to certain terms of its credit facility.

Although SIRVA expects to file its 2004 Form 10-K by mid-November, it will request an extension of the deadlines for filing periodic reports such as Forms 10-K and 10-Q. SIRVA also will seek greater flexibility under the credit facility’s financial covenants for the period December 31, 2004 through December 31, 2006.

The visual slide package of the presentation given to lenders will be filed today as an 8-K with the Securities and Exchange Commission.

About SIRVA, Inc.

SIRVA, Inc. is a leader in providing relocation solutions to a well-established and diverse customer base around the world.  The company is the leading global provider that can handle all aspects of relocations end-to-end within its own network, including home purchase and home sale services, household goods moving, mortgage services and insurance.  SIRVA conducts more than 365,000 relocations per year, transferring corporate and government employees and moving individual consumers.  The company operates in more than 40 countries with approximately 6,000 employees and an

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extensive network of agents and other service providers.  SIRVA’s well-recognized brands include Allied, northAmerican, Global, and SIRVA Relocation in North America; Pickfords, Huet International, Kungsholms, ADAM, Majortrans, Allied Arthur Pierre, Rettenmayer, and Allied Varekamp in Europe; and Allied Pickfords in the Asia Pacific region.  More information about SIRVA can be found on the company’s Web site at www.sirva.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical, but are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon SIRVA, Inc. and its subsidiaries.  There can be no assurance that future developments affecting us will be those anticipated by management.  These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including without limitation those described under the caption “Business-Investment Considerations” and other risks described in our 2003 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  We do not intend, and are under no obligation, to update any particular forward-looking statement included in this release.

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